                       SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

Filed by the registrant [X]                [ ] Confidential, for Use of the
Filed by a party other than the registrant Commission Only (as permitted by Rule
[ ]                                            14a-6(e)(2))
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) on sec.240.14a-12

                               SOURCE MEDIA, INC.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11:

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                        Copies of all communications to:

                            Robert L. Winikoff, Esq.
                         Sonnenschein Nath & Rosenthal
                          1221 Avenue of the Americas
                            New York, New York 10020
                                 (212) 768-6700

                               SOURCE MEDIA, INC.
                          5400 LBJ FREEWAY, SUITE 680
                              DALLAS, TEXAS 75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 19, 2000

To the Stockholders of Source Media, Inc.:

     NOTICE IS GIVEN that the annual meeting of stockholders of Source Media, Inc., a Delaware corporation, will be held on December 19, 2000, beginning at 9:00 a.m., local time, at The Harvard Club of New York City, 27 West 44th Street, New York, New York, 10036 for the following purposes:

          1. To elect four directors to serve until the next annual meeting of stockholders;

          2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for 2000; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The board of directors has fixed November 15, 2000 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

     You are cordially invited to attend this meeting in person. If you do not expect to be present in person, please sign and date the enclosed proxy, and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting, you may vote in person if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Stephen W. Palley,
                                            President

Dallas, Texas
November 21, 2000

                               SOURCE MEDIA, INC.
                          5400 LBJ FREEWAY, SUITE 680
                              DALLAS, TEXAS 75240

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 19, 2000

                                  INTRODUCTION

     This proxy statement is being mailed on or about November 21, 2000 to all of our stockholders of record at the close of business on November 15, 2000 in connection with the solicitation by our board of directors of proxies for the annual meeting of stockholders to be held at The Harvard Club of New York City, 27 West 44th Street, New York, New York, 10036 on December 19, 2000.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by us. We have arranged for reimbursement, at the rate suggested by The Nasdaq Stock Market, Inc., of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by our directors, officers and employees, but such persons will not be compensated specifically for such services.

     All proxies properly executed and received by the persons designated as proxy will be voted on all matters presented at the meeting in accordance with the specific instructions of the person executing such proxy or, in the absence of specified instructions, will be voted for the named nominees to the board and in favor of the proposals as set forth in the Notice accompanying this proxy statement.

     The board does not know of any other matter that may be brought before the annual meeting but, in the event that any other matter should come before the meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

MANNER OF VOTING

     Stockholders may vote their proxies by mail. Stockholders who hold their shares through a bank or broker can also vote via telephone or the Internet if any of these options are offered by the bank or broker. Any stockholder may revoke his proxy, whether he votes by mail, telephone or the Internet, at any time before the meeting by written notice to such effect received by us at the address set forth above, attn: Secretary, by delivery of a subsequently dated proxy or by attending the meeting and voting in person.

VOTE REQUIRED

     The total number of shares of our common stock outstanding as of the record date was 17,618,712. The common stock is the only class of securities entitled to vote, each share being entitled to one non-cumulative vote. Only stockholders of record as of the close of business on the record date will be entitled to vote. A majority of the shares of common stock outstanding and entitled to vote must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast at the meeting. An affirmative vote of a majority of the shares of common stock present and voting, in person or by proxy, at the meeting is required to pass upon Proposal 2.

ABSTENTIONS AND NONVOTES

     Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted.

LIST OF STOCKHOLDERS

     A list of stockholders entitled to vote at the meeting will be available at our offices, 5400 LBJ Freeway, Suite 680, Dallas, Texas, during ordinary business hours for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of October 18, 2000 (March 31, 2000 for former executive officers) certain information regarding the ownership of our common stock as of the record date by (i) each director and each nominee for director, (ii) each person known by us to own beneficially 5% or more of our common stock, (iii) each executive officer named in the summary compensation table elsewhere in this proxy statement and (iv) all current directors and executive officers as a group. Except as otherwise indicated, the address of each beneficial holder of 5% or more of our common stock is 5400 LBJ Freeway, Suite 680, Dallas, Texas 75240.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT
NAME OF BENEFICIAL OWNER                                        OWNED(1)     OF CLASS
------------------------                                      ------------   --------
James L. Greenwald(2).......................................      12,000          *
Howard Gross(3).............................................      59,819          *
Victoria Hamilton(4)........................................      60,000          *
Philip Howort...............................................         100          *
Kim D. Kelly(5)(6)..........................................       3,000          *
Sidney R. Knafel(5)(6)......................................      63,000          *
Michael J. Marocco(7).......................................     968,726        5.2%
W. Thomas Oliver(8)(9)......................................     248,417        1.4%
Stephen W. Palley(10).......................................     250,000        1.4%
Timothy P. Peters(8)(11)....................................     379,524        2.1%
John J. Reed(8)(12).........................................     100,779          *
Barry Rubenstein(13)........................................     980,752        5.3%
F. Paul Tigh(14)............................................      50,196          *
Maryann Walsh(8)(15)........................................     247,584        1.4%
Michael S. Willner(6)(16)...................................      66,000          *
Insight Communications Company, Inc.(17)....................   5,438,891       24.5%
Insight Interactive LLC
  810 Seventh Avenue
  New York, NY 10019
Dr. Ernst Mueller-Moehl(18).................................   1,025,000        5.8%
  Actieninvest AG
  Weinplatz 10
  8022 Zurich
  Switzerland
All current directors and executive officers as a group (11
  persons)..................................................   1,575,655        8.3%

---------------

  *  Less than 1%

 (1) Includes shares underlying currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of October 18, 2000. Except as otherwise indicated, the named persons herein have sole voting and dispositive power with respect to beneficially owned shares.

 (2) Includes 12,000 shares of common stock issuable upon exercise of options.

 (3) Includes 58,333 shares of common stock issuable upon exercise of options.

 (4) Includes 60,000 shares of common stock issuable upon exercise of options.

 (5) Includes 3,000 shares of common stock issuable upon exercise of options.

 (6) Excludes 5,438,891 shares of common stock beneficially owned by Insight Communications Company, Inc., of which each individual is an officer and a director. Each individual disclaims beneficial ownership of all of such shares except to the extent of his or her pecuniary interest.

 (7) Includes (i) 9,675 shares of common stock issuable upon exercise of warrants and (ii) 9,000 shares of common stock issuable upon exercise of options. Mr. Marocco is a general partner of Sandler Capital Management, which through an affiliate is managing general partner of 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P. Accordingly, also includes (iii) 635,949 shares of common stock issuable upon exercise of warrants held by 21st Century Communications Partners, L.P., (iv) 216,374 shares of common stock issuable upon exercise of warrants held by 21st Century Communications T-E Partners, L.P. and (v) 85,615 shares of common stock issuable upon exercise of warrants held by 21st Century Communications Foreign Partners, L.P. Mr. Marocco disclaims beneficial ownership to all of the shares referenced in the prior sentence except to the extent of his pecuniary interest.

 (8) Former executive officer.

 (9) Includes 248,417 shares of common stock issuable upon exercise of options.

(10) Includes 250,000 shares of common stock issuable upon exercise of options.

(11) Includes 326,236 shares of common stock issuable upon exercise of options.

(12) Includes 100,779 shares of common stock issuable upon exercise of options.

(13) Includes (i) 16,125 shares of common stock issuable upon exercise of warrants and (ii) 3,000 shares of common stock issuable upon exercise of options. Mr. Rubenstein is an officer and shareholder of Infomedia Associates, Ltd. which is one of the general partners of 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P. Accordingly, also includes (iii) 635,949 shares of common stock issuable upon exercise of warrants held by 21st Century Communications Partners, L.P., (iv) 216,374 shares of common stock issuable upon exercise of warrants held by 21st Century Communications T-E Partners, L.P., and (v) 85,615 shares of common stock issuable upon exercise of warrants held by 21st Century Communications Foreign Partners, L.P. Mr. Rubenstein disclaims beneficial ownership to all the preceding shares except to the extent of his pecuniary interest.

(14) Includes 50,196 shares of common stock issuable upon exercise of options.

(15) Includes 99,666 shares of common stock issuable upon exercise of options.

(16) Includes 21,000 shares of common stock issuable upon exercise of options.

(17) Includes 4,596,786 shares of common stock issuable upon exercise of warrants owned by Insight Interactive, LLC a wholly-owned subsidiary of Insight Communications.

(18) Based on a report on Schedule 13G dated March 21, 2000.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Four directors are to be elected at the meeting to serve until the next annual meeting of stockholders. Each of the nominees has consented to serve as a director if elected.

     The board of directors' nominees for the office of director are as follows:

     James L. Greenwald, age 73, has served as our director since May 1996. Mr. Greenwald has served as chairman emeritus of Katz Media Corporation, a communications representative firm, since August 1995. Mr. Greenwald joined Katz Media in 1956 and has held various positions, including President of the radio division from 1965 through 1970, Executive Vice President from 1970 through 1975, President from 1975 through 1982 and Chairman of the board of directors and Chief Executive Officer from 1975 through 1994. Mr. Greenwald is a director of Granite Broadcasting Company, Paxson Communications Corporation and the Young Adult Institute, an honorary trustee of the Foundation of American Women in Radio and Television and past president of the International Radio and Television Foundation and the Station Representatives Association.

     Michael J. Marocco, age 41, has served as our director since May 1996. Mr. Marocco is a Managing Director of Sandler Capital Management ("Sandler") and has been associated with Sandler since April 1989. Prior to that, Mr. Marocco was a vice president at Morgan Stanley & Co., Inc. where he was involved in raising capital and merger and acquisition transactions. Mr. Marocco serves as a director of Next Generation Network, Inc., Convergent Communications, Inc. and numerous private companies involved in cable television, advertising and cellular telephone industries.

     Stephen W. Palley, age 55, has served as our director since June 1999 and joined us in April 1999 as our President and Chief Executive Officer. From 1996 to 1999, Mr. Palley was a private investor and a consultant in the telecommunications industry. Mr. Palley was Chief Operating Officer of King World Productions, Inc. from 1986 to 1996. Mr. Palley's background includes entertainment and securities law. He is a member of the New York State Bar and the Museum of Radio and Television Council. Mr. Palley is a graduate of American University and the Columbia University School of Law.

     Barry Rubenstein, age 56, has served as our director since September 1997. In 1994, Mr. Rubenstein co-founded the 21st Century Partnerships, of which he is presently a principal. In 1992, Mr. Rubenstein co-founded Applewood Associates, L.P., of which he is presently a principal. Prior to 1992, Mr. Rubenstein was a founder of, or founding consultant to, Applied Digital Data Systems, Inc., Novell, Inc., and Cheyenne Software, Inc. From 1983 to 1987, Mr. Rubenstein held various positions with Cheyenne Software, Inc., including President, Chief Executive Officer, Director and Chairman of the Board. Mr. Rubenstein is a director of, or advisor to, Infonautics Corporation, Millwood Press and several private technology companies.

     We currently have seven members on our board of directors including Messrs. Greenwald, Marocco, Palley and Rubenstein. Our board also presently includes Kim
D. Kelly, Sidney R. Knafel and Michael S. Willner, who were appointed to the board by Insight Interactive and are not nominees for election at the meeting. As holder of the sole share of our non-participating preferred stock, Insight Interactive presently has the right to appoint three directors to the board. Insight Interactive has informed us that it intends to reappoint Ms. Kelly and Messrs. Knafel and Willner as its board representatives. Set forth below is certain biographical information for each of these individuals.

     Kim D. Kelly, age 44, has served as our director since November 1999. Ms. Kelly has been Executive Vice President and Chief Financial Officer of Insight Communications Company, Inc. and its predecessors ("Insight") since 1990. Ms. Kelly has also been Chief Operating Officer of Insight since January 1998. Prior to joining Insight, she served from 1982 to 1990 with Marine Midland Bank, becoming its Senior Vice President in 1988, with primary responsibility for media lending activities. Ms. Kelly serves as a member of the National Cable Television Association Subcommittee for Telecommunications Policy, as well as the National Cable Television Association Subcommittee for Accounting. She is also a director of Insight and

Bank of New York Hamilton Funds, and serves on the boards of Cable in the Classroom and Cable Advertising Bureau. Ms. Kelly is a graduate of George Washington University.

     Sidney R. Knafel, age 69, has served as our director since November 1999. Mr. Knafel has been Chairman of the Board of Insight since 1985. He was the founder, Chairman and an equity holder of Vision Cable Communications, Inc. ("Vision Cable") from 1971 until its sale in 1981. Mr. Knafel is presently the managing partner of SRK Management Company, a private investment company, and also serves as Chairman of BioReliance Corporation, a biological testing company. He is a director of NTL, Incorporated, General American Investors Company, Inc. and IGENE Biotechnology, Inc. as well as several private companies. Mr. Knafel is a graduate of Harvard College and the Harvard Business School.

     Michael S. Willner, age 48, has served as our director since April 1998. Mr. Willner co-founded and has served as President of Insight since 1985. Mr. Willner served as Executive Vice President and Chief Operating Officer of Vision Cable from 1979 through 1985, Vice President of Marketing for Vision Cable from 1977 to 1979 and General Manager of Vision Cable's Bergen County, New Jersey cable television system from 1975 to 1977. Currently, Mr. Willner is a director of Insight and NTL, Incorporated. He serves on the boards of C-SPAN and the National Cable Television Association where he is a member of the Executive Committee and serves as Treasurer. Mr. Willner is a graduate of Boston University's College of Communication and serves on the school's Executive Committee.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

  Board Meetings and Committees

     Our board of directors held 13 meetings during 1999. Each director attended 75% or more of the board meetings and the meetings of the committees on which they serve, except that Mr. Rubenstein attended 57% of such meetings.

     The audit committee of the board recommends independent auditors to the board and reviews the scope and results of audits conducted and our internal control procedures. The audit committee is currently composed of Messrs. Greenwald and Palley and Ms. Kelly. The audit committee held one meeting during 1999.

     The Nasdaq National Market, on which our common stock is listed, requires that, no later than June 14, 2001, the members of an audit committee will meet certain independence standards. We expect that the members of our audit committee will comply with these standards prior to such date. A copy of the charter of the audit committee adopted by the Board of Directors is attached to this proxy statement as Exhibit A.

     The compensation committee of the board establishes the level of compensation of our executive officers and administers our 1995 stock option plan and 1999 stock option plan. The compensation committee is currently composed of Messrs. Greenwald, Palley and Willner. The compensation committee held no meetings during 1999.

  Compensation of Directors

     Directors who are not full-time employees are paid a retainer of $2,500 per fiscal quarter and $1,000 for each meeting of the board of directors and of any Committee thereof that they attend (so long as the Committee meeting is not on the same day as a board of directors meeting), or $500 for each telephonic meeting in which they participate, and they are reimbursed for travel and related expenses incurred in connection with attendance at board and Committee meetings. Pursuant to the 1995 Nonqualified Stock Option Plan for Non-Employee Directors, during 1999 each non-employee director was granted an option to purchase 3,000 shares of our common stock, with an exercise price of $13.19, the fair market value of a share of common stock on the date of grant (based on a trailing five-day average); however, Messrs. Marocco and Rubenstein waived their right to receive such options.

     In certain instances, directors who are not full-time employees may be engaged by the board of directors to participate in projects for our benefit. In such instances, the board of directors has authorized payment to those directors at a rate of $125 per hour, up to a maximum of $1,000 per day, in addition to reimbursement of expenses incurred in the performance of services.

RECOMMENDATION

     The board of directors recommends a vote FOR the election of the nominees.

                                   PROPOSAL 2

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     Based on the recommendation of our Audit Committee, Ernst & Young LLP, which has served as our independent public accountants since 1989, has been appointed by the board of directors to audit our financial statements for the year ending December 31, 2000. Although stockholder ratification for this appointment is not required, the board of directors considers it desirable for stockholders to pass on such appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the engagement of independent auditors will be reevaluated by the board of directors. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.

RECOMMENDATION

     The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

REPORT OF THE AUDIT COMMITTEE

To the Stockholders of Source Media, Inc.:

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 1999 (the "Audited Financial Statements"). In addition, the Audit Committee has discussed with Ernst & Young, LLP, the Company's independent auditors, the matters required by Statements of Accounting Standards No. 61 (Codification of Statements on Auditing Standards).

     The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independent Standards Board Standard No. 1, and has discussed with Ernst & Young, LLP its independence from the Company. The Audit Committee has also discussed with management of the Company and with Ernst & Young, LLP such other matters and received such assurances from them as it deemed appropriate.

     Based on the foregoing review and discussion and relying thereon, the Audit Committee recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

                                            AUDIT COMMITTEE

                                            Kim D. Kelly
                                            James L. Greenwald
                                            Stephen W. Palley

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth the annual compensation paid or accrued, together with the number of shares covered by options granted, to our Chief Executive Officer, the four other highest paid executive officers serving at the end of 1999 and three other former executive officers (the "named executive officers") for the years indicated:

                                                                       LONG TERM
                                                                      COMPENSATION
                                         ANNUAL COMPENSATION       ------------------
                                      --------------------------      COMMON STOCK       ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY     BONUS     UNDERLYING OPTIONS   COMPENSATION
    ---------------------------       ----   --------   --------   ------------------   ------------
Stephen W. Palley(1)................  1999   $150,000         --        500,000                 --
  Chairman of the Board and Chief
  Executive Officer
Victoria Hamilton(2)................  1999   $237,154         --         60,000           $ 50,000
  Chief Operating Officer
F. Paul Tigh(3).....................  1999   $185,000         --         34,417                 --
  Chief Financial Officer and         1998    117,067         --         70,002                 --
  Treasurer
Howard Gross(4).....................  1999   $101,654         --        125,000           $ 70,715
  President, IT Network
Timothy P. Peters(5)................  1999   $ 56,250         --         16,666           $168,750
  Former Chairman of the Board        1998    225,000         --        212,500                 --
  and Chief Executive Officer         1997    225,000   $132,656         12,500                 --
John J. Reed(6).....................  1999   $ 52,500         --         16,666           $157,500
  Former President                    1998    210,000   $  2,363         70,000                 --
                                      1997    210,000     44,012         38,000                 --
W. Thomas Oliver(7).................  1999   $250,000         --         41,750                 --
  Former Executive Vice President     1998    250,000   $  1,910         60,000                 --
                                      1997    250,000     37,856         25,000                 --
Maryann Walsh(8)....................  1999   $ 32,500         --         16,666           $ 97,500
  Former General Counsel              1998    130,000   $  3,023         64,000                 --
                                      1997    100,000     32,550          4,000                 --

---------------

(1) Mr. Palley joined us in April 1999 as our President and Chief Executive Officer.

(2) Ms. Hamilton became our Interim Chief Operating Officer in March 1999. Between January and March 1999, Ms. Hamilton served as a consultant to us, for which she was paid $50,000, as listed under "All Other Compensation."

(3) Mr. Tigh was elected as our Chief Financial Officer and Treasurer in July 1998. Mr. Tigh joined us in April 1998 as our Vice President and Corporate Controller.

(4) Mr. Gross was elected as President and Chief Operating Officer of our subsidiary, IT Network, Inc. in June 1999. Between January and June 1999, Mr. Gross served as a consultant to us, for which he was paid $70,715, as listed under "All Other Compensation."

(5) Mr. Peters entered into a Separation Agreement with us on March 29, 1999 pursuant to which he resigned as an officer and agreed to be retained as a consultant through January 31, 2000 for which he was paid $168,750, as listed under "All Other Compensation."

(6) Mr. Reed entered into a Separation Agreement with us on March 29, 1999 pursuant to which he resigned as an officer and agreed to be retained as a consultant through January 31, 2000 for which he was paid $157,500, as listed under "All Other Compensation."

(7) Mr. Oliver entered into a Separation Agreement with us on March 27, 2000 pursuant to which he resigned as an officer and agreed to be retained as a consultant through May 31, 2000.

(8) Ms. Walsh entered into a Separation Agreement with us on March 29, 1999, amended September 14, 1999, pursuant to which she resigned as an officer and agreed to be retained as a consultant through July 2000 for which she was paid $97,500, as listed under "All Other Compensation."

OPTIONS GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to all options granted during the 1999 fiscal year to each of the named executive officers.

                                         PERCENT OF
                                            TOTAL                               POTENTIAL REALIZED VALUE AT
                           NUMBER OF       OPTIONS                                ASSUMED ANNUAL RATES OF
                             SHARES      GRANTED TO                             STOCK PRICE APPRECIATION FOR
                           UNDERLYING     EMPLOYEES    EXERCISE                       OPTION TERMS(1)
                            OPTIONS        IN 1999     PRICE PER   EXPIRATION   ----------------------------
NAME                        GRANTED      FISCAL YEAR     SHARE        DATE           5%             10%
----                       ----------    -----------   ---------   ----------   ------------   -------------
Stephen W. Palley........   500,000         39.2%      $15.3125     3/29/09      $4,814,974     $12,202,091
Victoria Hamilton........    60,000          4.7%       15.3125     3/29/06         374,024         871,634
F. Paul Tigh.............    10,556          0.8%       16.6250      1/4/06          71,443         166,494
                             10,556          0.8%       16.6250      1/4/07          83,790         200,692
                             10,566          0.8%       16.6250      1/4/08          96,755         238,311
                              2,750(2)       0.2%        6.6250      1/4/05          43,049          62,775
Howard Gross.............   125,000          9.8%       15.0000     6/17/09       1,230,080       3,069,322
Timothy P. Peters........    16,666          1.3%       15.3125     3/29/06         103,891         242,111
John J. Reed.............    16,666          1.3%       15.3125     3/29/06         103,891         242,111
W. Thomas Oliver.........    11,667          0.9%       16.6250      1/4/06          78,963         184,017
                             11,667          0.9%       16.6250      1/4/07          92,609         221,815
                             11,667          0.9%       16.6250      1/4/08         106,938         263,393
                              6,750(3)       0.5%        6.6250      1/4/05         105,665         154,084
Maryann Walsh............    16,666          1.3%       15.3125     3/29/06         103,891         242,111

---------------

(1) The assumed 5% and 10% rates of stock price appreciation are specified by the SEC's rules and do not reflect expected appreciation. The amount shown represents the assumed value of the stock options (less exercise price) at the end of the ten year period beginning on the date of grant and ending on the option expiration date.

(2) On the date Mr. Tigh's options were granted, the market price of our common stock was $16.625. The value of these options (value of the underlying common stock less the exercise price) based on the stock price on the date of grant was $27,500.

(3) On the date Mr. Oliver's options were granted, the market price of our common stock was $16.625. The value of these options (value of the underlying common stock less the exercise price) based on the stock price on the date of grant was $67,500.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth for each of the named executive officers information concerning exercised and unexercised options.

                                                      NUMBER OF SHARES
                                                   UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                            SHARES                       OPTIONS AT                  MONEY OPTIONS AT
                           ACQUIRED                   DECEMBER 31, 1999              DECEMBER 31, 1999
                              ON       VALUE     ---------------------------   -----------------------------
NAME                       EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                       --------   --------   -----------   -------------   ------------   --------------
Stephen W. Palley........       --          --     125,000        375,000       $  398,438      $1,195,313
Victoria Hamilton........       --          --      60,000             --          191,250              --
Paul Tigh................       --          --      22,305         82,114          163,804         445,115
Howard Gross.............       --          --      25,000        100,000           87,705         350,000
Timothy P. Peters........       --          --     326,236             --        3,120,268              --
John J. Reed.............  100,000    $902,796     100,779             --          878,531              --
W. Thomas Oliver.........       --          --     266,750         60,000        2,279,844         310,938
Maryann Walsh............       --          --      99,666             --          880,333              --

EMPLOYMENT CONTRACTS

     We have entered into an employment agreement with Stephen W. Palley dated March 29, 1999 pursuant to which Mr. Palley is employed for three years as Chief Executive Officer at a base salary of $200,000 per year plus a bonus, the timing and amount of such bonus to be determined in the discretion of the board. In addition, Mr. Palley is entitled to benefits generally available to other senior management employees. At the time Mr. Palley entered into his employment agreement, we granted him a stock option to purchase 500,000 shares of common stock at $15.31 per share, vesting over four years. If we terminate Mr. Palley's employment, other than for cause, death or disability, or if Mr. Palley resigns within a 60-day period beginning six months after a "change of control" (as defined in the agreement), we have agreed to continue making monthly base salary payments for the remainder of the agreement's term or until Mr. Palley obtains other employment, whichever comes first, and to continue to provide insurance coverage until Mr. Palley obtains other employment. We have agreed to make Mr. Palley whole if payments he receives in the event of a change of control are subject to excise tax.

     We have entered into an employment agreement with Paul Tigh dated as of September 1, 2000 pursuant to which Mr. Tigh is employed as Chief Financial Officer and Treasurer at a base salary of $185,000 per year plus a bonus, the timing and amount of such bonus to be determined in the discretion of the board. In addition, Mr. Tigh is entitled to benefits generally available to other senior management employees. If Mr. Tigh's employment is terminated other than for cause or death, we have agreed to continue making monthly base salary payments for six months after the date of termination and to continue to provide insurance coverage until Mr. Tigh obtains insurance coverage through other employment.

     We have entered into an employment agreement with Philip Howort dated September 20, 2000 pursuant to which Mr. Howort is employed for two years as Senior Vice President at a base salary of $200,000 per year plus a bonus, the timing and amount of such bonus to be determined in the discretion of the board. In addition, Mr. Howort is entitled to benefits generally available to other senior management employees. At the time Mr. Howort entered into his employment agreement, we granted him a stock option to purchase 150,000 shares of common stock at $4.625 per share, vesting over four years. If we terminate Mr. Howort's employment, other than for cause, death or disability, or if Mr. Howort resigns for good reason, we have agreed to continue making monthly base salary payments for the remainder of the agreement's term or until Mr. Howort obtains other employment, whichever comes first (and to pay the excess of his base salary under the agreement over his salary from other employment for the remaining term of the agreement) and to continue to provide insurance coverage until Mr. Howort obtains other employment.

     Our subsidiary, IT Network, Inc., has entered into a two-year employment agreement with Howard Gross dated as of June 17, 1999 pursuant to which Mr. Gross is employed as President and Chief Operating

Officer of IT Network at a base salary of $180,000 per year plus a bonus, the timing and amount of such bonus to be determined at the discretion of our board. In addition, Mr. Gross is entitled to benefits generally available to other senior management employees of IT Network. At the time Mr. Gross entered into his employment agreement, we granted him stock options to purchase 125,000 shares of common stock at $15.00, vesting over four years. If IT Network terminates Mr. Gross's employment, other than for cause, death or disability, IT Network has agreed to continue making monthly base salary payments and to continue to provide insurance coverage for the remainder of the agreement's term or until Mr. Gross obtains other employment, whichever comes first.

     We have entered into an employment agreement with Derrick Horner dated October 17, 2000 pursuant to which Mr. Horner is employed for two years as Vice President and General Counsel at a base salary of $200,000 per year plus a bonus, the timing and amount of such bonus to be determined in the discretion of the board. In addition, Mr. Horner is entitled to benefits generally available to other senior management employees. At the time Mr. Horner entered into his employment agreement, we granted him a stock option to purchase 150,000 shares of common stock at $3.141 per share, vesting over four years. If we terminate Mr. Horner's employment, other than for cause, death or disability, or if Mr. Horner resigns for good reason, we have agreed to continue making monthly base salary payments for the remainder of the agreement's term or until Mr. Horner obtains other employment, whichever comes first (and to pay the excess of his base salary under the agreement over his salary from other employment for the remaining term of the agreement) and to continue to provide insurance coverage for the remainder of the agreement's term or until Mr. Horner obtains insurance coverage through other employment, whichever comes first. We have agreed to make Mr. Horner whole if payments he receives in the event of a change of control are subject to excise tax.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are currently Michael S. Willner, James L. Greenwald and Stephen W. Palley. Mr. Greenwald became a member of the Compensation Committee on May 21, 1997. Mr. Palley joined the Committee on June 7, 1999 and Mr. Willner joined the Committee on May 21, 1999. Mr. Palley replaced Robert H. Alter, who had joined the Committee in 1997. Mr. Willner replaced Michael J. Marocco, who had joined the Committee in 1998. None of Messrs. Alter, Greenwald, Marocco or Willner is or has been our officer, nor has any of them been involved in related transactions with us. Mr. Palley is our chief executive officer and receives compensation as described above under "Executive Compensation." Mr. Willner serves as President and a director of Insight, which engaged in certain transactions with us, as described below under "Certain Relationships and Related Transactions."

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

To the Stockholders of Source Media, Inc.:

     The Compensation Committee establishes the level of compensation of the executive officers of Source, and administers Source's stock option plans.

  General

     The goal of Source's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time motivating and retaining key employees. To achieve this goal, Source's executive compensation policy integrates competitive levels of annual base compensation with bonuses based upon corporate performance and individual goals and initiatives. This annual cash compensation, together with the payment of equity-based incentive compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of Source. All executive officers and managers participate in Source's incentive compensation plans.

     In establishing executive compensation, the Compensation Committee neither bases its decisions entirely on quantitative relative weights of various factors, nor does it follow a mathematical formula. Rather, the Compensation Committee exercises discretion and makes judgments after considering all factors that it considers relevant, including industry compensation information, individual performance, level of responsibility, and the achievement of certain objective targets relating to Source's operating and financial performance. In making its decisions about 1999 compensation, the Compensation Committee also considered a comparative study prepared for Source by Coopers & Lybrand LLP in 1996. Coopers & Lybrand provided data extrapolated from its survey of executive compensation at approximately 27 telecommunications and 11 cable companies. Companies chosen for comparison purposes in the compensation survey did not include all the companies in the peer group indices in the performance graphs included in this proxy statement. The Compensation Committee believes that the pool of executive talent for Source comes from a broader group of companies than those comprising the peer groups established for comparing stockholder returns.

  Cash Compensation

     Base Salary. The base salaries of executive officers of Source are reviewed periodically by the Compensation Committee. Salaries are based generally on consideration of factors such as Source's performance and financial condition, competitive conditions, general economic conditions and cost of living increases. The Compensation Committee's evaluation of these factors is subjective, with no particular weight being assigned to any one factor.

     Bonuses. Bonuses to executive officers are determined in the discretion of the Compensation Committee based on a variety of factors. Some of the factors considered by the Committee include our overall financial performance, the individual performance of the executive officer and the anticipated contribution of an officer's services to the long-term benefit and growth of our company.

  Stock Options

     The executive officers are also granted stock options under Source's stock option plans. The timing of such grants is determined by the Compensation Committee based upon market conditions affecting the price of Source's common stock and other factors. The size of the overall option pool to be awarded in any year is determined by the Compensation Committee based on such factors as company performance and the delusive impact of such grants. Grants to individual executive officers are based on the Compensation Committee's evaluation of their performance and their contribution to the long-term performance of Source. The Compensation Committee's evaluation of these factors is subjective with no particular weight being assigned to any one factor. In 1999, options for the purchase of 500,000 shares were awarded to Stephen Palley, Source's Chief Executive Officer; options for the purchase of 60,000 shares were issued to Victoria Hamilton, Source's Chief Operating Officer; options for the purchase of 34,428 shares were awarded to Paul Tigh, Source's Chief Financial Officer; and options for the purchase of 125,000 shares were granted to Howard Gross, IT Network's President and Chief Operating Officer.

                                            COMPENSATION COMMITTEE

                                            James L. Greenwald
                                            Stephen W. Palley
                                            Michael S. Willner

COMPARISON OF STOCK PRICE PERFORMANCE

     The following graph and table compare the cumulative total return of our common stock (listed in the graph and table under the symbol "SRCM") with the cumulative total return of (i) the Total Return Index for The Nasdaq Stock Market ("Nasdaq Index") and (ii) the Total Return Index for The Nasdaq Telecommunication Stocks ("Telecom Index"). The graph and table assume that $100 was invested on December 31, 1994 in each of our common stock, the Nasdaq Index and the Telecom Index, and that dividends were reinvested. The stockholder return shown is not necessarily indicative of future stock performance. Prior to June 23, 1995, Source Media, Inc. was not publicly traded, and its predecessor company was engaged in the business of acquiring a company in the communications industry, rather than in our current communications business.

                              [PERFORMANCE GRAPH]

                       STOCK PRICE PERFORMANCE COMPARISON

--------------------------------------------------------------------------------------
                       12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
--------------------------------------------------------------------------------------
 SRCM                  100.00     86.90      65.48      83.33      172.03     176.19
 Telecom               100.00     134.17     139.04     197.44     322.56     653.87
 Nasdaq Index          100.00     139.92     171.69     208.83     291.60     541.16

                              CERTAIN TRANSACTIONS

     On November 17, 1999, we formed SourceSuite LLC, a joint venture with Insight Interactive, a wholly-owned subsidiary of Insight, to conduct all of our lines of business relating to our VirtualModem and Interactive Channel products and businesses. At the same time, pursuant to a Common Stock and Warrants Purchase Agreement, Insight acquired 842,105 shares of our common stock at a price of $14.25 per share, for a purchase price of $12 million in cash. We also issued to Insight Interactive five-year warrants to acquire up to an additional 4,596,786 shares of our common stock at an exercise price of $20.00 per share.

     The Purchase Agreement includes registration rights provisions for the shares issued and the shares underlying the warrants. The warrants contain provisions protecting the holder from future dilution in certain instances. The Purchase Agreement contains provisions to protect Insight Interactive's interest in us, including preemptive rights and board representation. In order to provide Insight Interactive with these rights, we issued Insight Interactive a special series of Non-Participating Preferred Stock.

     The Non-Participating Preferred Stock entitles Insight Interactive to designate a certain number of the members of our board of directors based on Insight Interactive's ownership percentage of our common stock on a fully diluted basis as set forth below. The terms of the Non-Participating Preferred Stock require that the board be comprised of either seven or ten members.

NUMBER OF BOARD SEATS TO BE DESIGNATED BY INSIGHT INTERACTIVE
--------------------------------------------------------------
    BASED ON                         BASED ON                   PERCENTAGE OF VOTING STOCK OWNED BY INSIGHT
 7 PERSON BOARD                  10 PERSON BOARD                   INTERACTIVE ON A FULLY DILUTED BASIS
-----------------                ---------------                -------------------------------------------
        3                              4....................    15% or greater
        2                              3....................    7.5% or more but less than 15%
        1                              2....................    5% or more but less than 7.5%
        1                              1....................    2.5% or more but less than 5%
        0                              0....................    less than 2.5%

     In addition to the board representation described above, Insight Interactive is entitled to have at least one voting representative on each committee of the board of directors, including but not limited to, the executive committee, if any, the audit committee and the compensation committee.

     The Non-Participating Preferred Stock also gives Insight Interactive certain preemptive rights to purchase securities that we may sell or issue to enable Insight Interactive to maintain its ownership percentage of the then outstanding common stock.

     Insight Interactive's right to appoint members to the board of directors (and committees of the board) and its preemptive rights will lapse in the event that its ownership of our voting stock on a fully diluted basis falls below 2.5%.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires our directors, officers and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes transactions of our common stock. Directors, officers and more than ten percent stockholders are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such forms received furnished to us and written representations that no other reports were required, during the year ended December 31, 1999, all directors, officers and more than ten percent stockholders were in compliance with all applicable Section 16(a) filing requirements, except that Mr. Tigh was not timely in the filing of two reports and each of Ms. Hamilton and Mr. Gross were not timely in the filing of one report. All required reports have been filed with the SEC.

                             STOCKHOLDER PROPOSALS

     Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC. In order for stockholder proposals to be eligible for inclusion in our proxy materials for the 2001 annual meeting of stockholders, they must be received by our Secretary at our offices in Dallas, Texas, not later than August 21, 2001.

                                 OTHER MATTERS

     Our board of directors does not know of any other matter that may be brought before the annual meeting but, in the event that any other matter should come before the meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

                            ACCOMPANYING INFORMATION

     Accompanying this proxy statement is a copy of our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 1999. which includes our audited financial statements for the three fiscal years ended December 31, 1999. Additional copies of this report and a copy of the exhibits to such report will be furnished without charge to any stockholder upon written request to us at 5400 LBJ Freeway, Suite 680, Dallas, TX 75240, attention: Secretary.

                                                                       EXHIBIT A

                               SOURCE MEDIA, INC.

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the audit committee. The committee will review and reassess the charter at least annually and obtain the Board of Directors' approval of the charter. The committee will be appointed by the Board and will be made up of at least three directors, each of whom are independent of management and the Company. In exceptional and limited circumstances as determined by the Board of Directors, one member who is not independent and is not a current employee or an immediate family member of a current employee may be a member of the committee. Members of the committee will be considered independent if they have no relationship that, in the opinion of the Board, would interfere with the exercise of their independence from management and the Company, and would be considered independent under the rules of the NASD. All committee members will be financially literate, (or will become financially literate within a reasonable period of time after appointment to the committee), and at least one member will have accounting or related financial management expertise.

STATEMENT OF POLICY

     The committee will provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, the investment community and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the committee to maintain free and open communications between the committee, independent auditors and management. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The committee will set the overall corporate "environment" for quality financial reporting, sound business risk practices and ethical behavior.

     The following will be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     - The committee will have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the committee as representatives of the Company's shareholders. The committee and the Board shall have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

     - The committee will discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee will discuss with management, and the independent auditors, the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk. Further, the committee will meet separately with the independent auditors, with and without management present, to discuss the results of their examination.

     - The committee will review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     - The committee will review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality (not just acceptability) of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the committee will discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards, and make recommendations to the Board regarding such matters.

     - The committee will recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

     - The committee will ensure the independent auditors deliver to the committee annually a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1; discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the Company's independent auditors; and recommend that the Board take appropriate action to oversee the independent auditors' independence.

     - The committee chairman will be responsible for maintaining minutes of each meeting and for communicating to the Board any matters the committee deems appropriate.

                               SOURCE MEDIA, INC.
                                5400 LBJ FREEWAY
                                    SUITE 680
                               DALLAS, TEXAS 75240

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen W. Palley and F. Paul Tigh, and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed on the reverse side, all the shares of common stock of Source Media, Inc. held of record by the undersigned on November 15, 2000, at the annual meeting of stockholders to be held on December 19, 2000 or any adjournment thereof.

                  (Continued and to be signed on reverse side)

Please mark your votes as indicated in this example  X

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.)

1. ELECTION OF DIRECTORS:
[ ]  FOR all nominees listed to the right                James L. Greenwald
     (except as marked to the contrary)                  Michael J. Marocco
                                                         Stephen W. Palley
                                                         Barry Rubenstein
[ ]  WITHHOLD AUTHORITY to vote
     for all nominees listed to the right

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP:

               FOR [ ]             AGAINST [ ]               ABSTAIN [ ]

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR ELECTION AS DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                    Date:
                                          --------------------------------------


                                    --------------------------------------------
                                    Signature



                                    --------------------------------------------
                                    Signature if held jointly

                                    Please sign exactly as name appears hereon.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.